SUB-ADMINISTRATION AGREEMENT

         This Agreement is made as of May 1, 1997, between Legg Mason Fund Adviser, Inc. ("Fund Adviser"), a Maryland corporation, and Western Asset Global Management, Ltd. ("Western Asset Global"), a corporation organized under the laws of the United Kingdom;

         WHEREAS, Fund Adviser acts as the administrator of Legg Mason Global Government Trust ("Fund"), pursuant to a Management Agreement dated May 1, 1995 ("Management Agreement");

         WHEREAS, the Fund is a portfolio represented by a separate series of shares of Legg Mason Global Trust, Inc. ("Corporation"), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, Fund Adviser desires to retain Western Asset Global to provide certain administrative services for the Fund and Western Asset Global is willing to provide such services;

         NOW, THEREFORE, in consideration of the foregoing and mutual promises set forth below, the parties agree as follows:

         1.       Appointment.

         Fund Adviser hereby appoints Western Asset Global for the term of this Agreement to perform the services described herein on Schedule I for the Fund. Western Asset Global hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

         2.       Representations and Warranties of Fund Adviser.

         Fund Adviser hereby represents and warrants to Western Asset Global, which representations and warranties shall be deemed to be continuing, that:

         (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

         (b) This Agreement has been duly authorized, executed and delivered by Fund Adviser in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Adviser, enforceable in accordance with its terms;

         (c) It has been duly authorized by the Corporation to appoint Western Asset Global to perform the services described in this Agreement; and

         (d) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

         3.       Representations and Warranties of Western Asset Global.

         Western Asset Global hereby represents and warrants to Fund Adviser, which representations and warranties shall be deemed to be continuing, that:

         (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations



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hereunder;

         (b) This Agreement has been duly authorized, executed and delivered by Western Asset Global in accordance with all requisite action and constitutes a valid and legally binding obligation of Western Asset Global, enforceable in accordance with its terms; and

         (c) It is conducting its business in compliance with all applicable laws and regulations and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

         4.       Delivery of Documents.

         (a) Fund Adviser will promptly deliver to Western Asset Global true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                  (i)      The Corporation's Articles of Incorporation
                  ("Articles");

                  (ii)     The Corporation's bylaws (the "Bylaws");

                  (iii) Resolutions of the Corporation's board of directors ("Board") authorizing the execution, delivery and performance of this Agreement by Fund Adviser;

                  (iv) The Corporation's registration statement most recently filed with the Securities and Exchange Commission ("SEC") relating to the shares of the Fund ("Registration Statement"), including the Corporation's Prospectus and Statement of Additional Information pertaining to the Fund (collectively, the "Prospectus"); and

                  (v) Annual and semiannual reports to the shareholders of each class of Fund shares.

         (b) Fund Adviser shall use its best efforts to have each copy of the Articles, Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions certified by the Secretary or an Assistant Secretary of the Corporation.

         5.       Duties and Obligations of Western Asset Global.

         (a) Subject to the direction and control of the Board and Fund Adviser, and the provisions of this Agreement, Western Asset Global shall provide to the Fund the administrative services set forth on Schedule I attached hereto.

         (b) In performing hereunder, Western Asset Global shall provide at its expense, office space, facilities, equipment and personnel necessary for the Fund's operations.

         (c) Western Asset Global shall not provide under this Agreement any services relating to the investment advisory or sub-advisory functions of the Corporation or the Fund, distribution of shares of the Fund, maintenance of the Corporation's or the Fund's financial records or any services normally performed by the Corporation or Fund's counsel or independent auditors.

         (d) Fund Adviser shall use its best efforts to cause its and the Corporation's officers, advisors, sponsor, distributor, legal counsel, independent accountants, and transfer agent to cooperate with Western Asset Global and to provide Western Asset Global, upon request, with such information, documents and advice relating to the Corporation or the Fund as is within the possession or knowledge of such persons, in

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order to enable Western Asset Global to perform its duties hereunder.

         (e) Western Asset Global may apply to an officer of Fund Adviser for written instructions with respect to any matter arising in connection with Western Asset Global's performance of this Agreement, and Western Asset Global shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of Western Asset Global, set forth in writing any action proposed to be taken or omitted to be taken by Western Asset Global with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken; such date must provide Fund Adviser a reasonable amount of time to respond to such application for instructions. Western Asset Global shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, Western Asset Global has received written instructions in response to such application specifying the action to be taken or omitted or requesting a delay in Western Asset Global's acting in accordance with such proposal. Western Asset Global may consult with counsel to Fund Adviser or the Corporation and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

         6.       Services Not Exclusive.

         Western Asset Global's services hereunder, as described on Schedule I, are not deemed to be exclusive, and Western Asset Global shall be free to render similar services to others. Nothing herein contained shall be deemed to limit or restrict the right of Western Asset Global, any affiliate of Western Asset Global, or any employee of Western Asset Global or its affiliate to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         7.       Books and Records.

         In compliance with the requirements of Section 31(a) of the 1940 Act and Rule 31a-3 thereunder, Western Asset Global hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. Western Asset Global further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, any records required to be maintained by Rule 31a-1 under the 1940 Act.

         8.       Compensation.

         For the services which Western Asset Global will render to Fund Adviser and the Fund under this Agreement, Fund Adviser will pay Western Asset Global a fee, computed daily and paid monthly, at an annual rate equal to 0.10% of the Fund's average daily net assets. Fees due to Western Asset Global hereunder shall be paid promptly to Western Asset Global by Fund Adviser following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination and shall be based on the percentage of days of the month during which the contract was still in effect.

         9.       Allocation of Expenses.

         Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining the Fund's existence, taxes, interest, brokerage fees and commissions, the Fund's insurance premiums, compensation and expenses of the Corporation's directors, officers or employees, the Fund's legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification of the Corporation or the Fund's shares under the securities laws of any jurisdiction, costs (including printing and mailing costs) of preparing and distributing the

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Fund's Prospectus, reports, notices and proxy material to Fund shareholders, all expenses incidental to holding meetings of the Board and Fund shareholders, and extraordinary expenses as may arise, including litigation affecting the Corporation or the Fund and legal obligations relating thereto for which the Corporation may have to indemnify its directors and officers.

         10.      Indemnification.

         (a) Fund Adviser agrees to indemnify and hold harmless Western Asset Global from and against any costs, losses, expenses, damages, liabilities or claims (including reasonable attorneys' and accountants' fees) ("Losses") which are sustained or incurred or which may be asserted against Western Asset Global by reason of any action taken or omitted to be taken by Western Asset Global in good faith hereunder in reliance upon (i) the Registration Statement or Prospectus, (ii) any instructions of an officer of Fund Adviser or the Corporation, or (iii) any opinion of legal counsel for Fund Adviser or the Corporation, or arising out of transactions or other activities of Fund Adviser, the Corporation or the Fund which occurred prior to the commencement of this Agreement; provided, that Western Asset Global shall not be indemnified for Losses arising out of any errors in the Prospectus or Registration Statement caused by information provided or omitted by Western Asset Global, or Losses arising out of Western Asset Global's gross negligence, bad faith, or willful misconduct or Western Asset Global's breach of this Agreement. Fund Adviser also agrees to indemnify and hold harmless Western Asset Global from and against any and all Losses, which are sustained or incurred or which may be asserted against Western Asset Global by reason of or as a result of Fund Adviser's gross negligence, bad faith, or willful misconduct or its reckless disregard of its obligations under this Agreement. If any Loss gives rise to a right of Fund Adviser for indemnification by the Fund under the Management Agreement, Fund Adviser will split any such indemnity with Western Asset Global in proportion that such Loss was borne by each. This indemnity shall be a continuing obligation of Fund Adviser, its successors and assigns, notwithstanding the termination of this Agreement.

         (b) Western Asset Global agrees to indemnify and hold harmless Fund Adviser from and against any and all Losses which are sustained or incurred or which may be asserted against Fund Adviser by reason of or as a result of Western Asset Global's gross negligence, bad faith, or willful misconduct or its reckless disregard of its obligations under this Agreement, provided that Fund Adviser shall not be indemnified for Losses arising out of Fund Adviser's gross negligence, bad faith, or willful misconduct or Fund Adviser's breach of this Agreement. This indemnity shall be a continuing obligation of Western Asset Global, its successors and assigns, notwithstanding the termination of this Agreement.

         (c) Actions taken or omitted by a party in reliance on oral or written instructions by the other party or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by a party to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel, shall be conclusively presumed to have been taken or omitted in good faith.

         11.      Termination.

         This Agreement may be terminated without payment of any penalty at any time by either party on not less than sixty (60) days' written notice to the other party and will be terminated immediately upon termination of the Management Agreement with respect to the Fund.

         12.      Further Actions.

         Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes thereof.

         13.      Amendments.

         No provision of this Agreement may be changed, waived, discharged or terminated orally, but only

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by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         14.      Miscellaneous.

         This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by Fund Adviser without the written consent of Western Asset Global or by Western Asset Global without the written consent of Fund Adviser accompanied by the authorization or approval of the Board.

         15.      Governing Law.

         This Agreement shall be construed in accordance with the laws of the State of Maryland.

         16.      Notices.

         All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

                  if to Fund Adviser, at

                           100 Light Street
                           Baltimore, MD  21202
                           Attention:  Marie K. Karpinski

                  if to Western Asset Global,

                           155 Bishopgate
                           London EC2M 3TY
                           Attention: Laura Panayotou

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

         17.      Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:                              LEGG MASON FUND ADVISER, INC.

By:  /s/ Kathi D. Bair               By: /s/ Marie K. Karpinski
     _____________________               ______________________________________
     Kathi D. Bair                       Name:    Marie K. Karpinski
                                         Title:   Vice President and Treasurer

Attest:                              WESTERN ASSET GLOBAL MANAGEMENT LIMITED

By:  /s/ Mary Ann Cleary               By: /s/ L Panayotou
     _____________________               ______________________________________
     Mary Ann Cleary                       Name: L Panayotou
                                           Title: Director


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                                   Schedule I

                          FUND ADMINISTRATION SERVICES
                          SUB-ADMINISTRATION AGREEMENT

Trade support and analytical functions, including:

         a.   Overseeing trade clearing by broker-dealers and transfer agents

         b.   Reconciling account and trading information

         c. Ensuring that each trade complies with investment policies and limitations

         d. Preparing the portion of the month-end compliance package for which Western Asset Global Management Company, the Fund's sub-adviser, is responsible; and

         e. Preparing additional materials, as requested by Fund Adviser, Western Asset Management Company or the Corporation's Board of Directors